EXHIBIT 99.1

FedFirst Financial Corporation Announces $0.25 Per Share Special Dividend

MONESSEN, Pa., Jan. 31, 2014 (GLOBE NEWSWIRE) -- FedFirst Financial Corporation (Nasdaq:FFCO) today announced that the Company's board of directors has declared a special cash dividend of $0.25 per share on its outstanding common stock, payable on or about February 28, 2014 to stockholders of record as of the close of business on February 14, 2014. The special dividend is in addition to the Company's regular quarterly cash dividend of $0.06 per share that was last paid on December 31, 2013.

"Given our high levels of capital and continued strong performance, our board of directors determined that it is an appropriate time to distribute earnings in the form of a special dividend as a meaningful return on investment to our shareholders," said Patrick G. O'Brien, President and CEO. "Our capital ratios will continue to be very strong after payment of this special dividend with sufficient capital to support regular dividend payments and stock repurchases while maintaining financial flexibility to continue to grow our Company."

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating seven full-service branch locations in southwestern Pennsylvania. First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.

Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company's annual report on Form 10-K as filed with the Securities and Exchange Commission. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

CONTACT: Patrick G. O'Brien
         Telephone: (724) 684-6800